Consent of Independent Accountants


     We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 12 to the registration statement on Form N-1A (the "Registration Statement") of our report dated
September 7, 1995, relating to the statement of assets and liabilities at September 7, 1995 of Evergreen Global Leaders Fund, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes a part of this Registration Statement. We also consent to the references to us under the headings "Independent Auditors" and "Financial Statements" in the Statement of Additional Information.


Price Waterhouse LLP
New York, New York
September 7, 1995